Exhibit 3.1

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY

7.875% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

(Liquidation Preference $25.00 per Share)

Monmouth Real Estate Investment Corporation, a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Section 3(a) of Article V of the charter of the Corporation, as supplemented by these Articles Supplementary (the “Charter”), the Board of Directors of the Corporation and a duly authorized committee thereof, by resolution duly adopted, reclassified 2,300,000 authorized but unissued shares of common stock, par value $0.01 per share, of the Corporation as shares of a series of preferred stock, designated as 7.875% Series B Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

7.875% Series B Cumulative Redeemable Preferred Stock

Section 1.          Number of Shares and Designation.

A series of preferred stock of the Corporation designated as the “7.875% Series B Cumulative Redeemable Preferred Stock” is hereby established, and the number of shares constituting such series shall be 2,300,000.

Section 2.          Definitions.

“Alternative Conversion Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Alternative Form Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning set forth in Section 3(g) hereof.

“Change of Control” shall have the meaning set forth in Section 6(b) hereof.

“Change of Control Conversion Date” shall have the meaning set forth in Section 8(a) hereof.

“Change of Control Conversion Right” shall have the meaning set forth in Section 8(a) hereof.

“Change of Control Redemption Right” shall have the meaning set forth in Section 6(b) hereof.

“Charter” shall mean the charter of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Common Share Conversion Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Price” shall have the meaning set forth in Section 8(a) hereof.

“Conversion Agent” shall have the meaning set forth in Section 8(d) hereof.

“Conversion Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Corporation” shall mean Monmouth Real Estate Investment Corporation.

“Delisting Event” shall have the meaning set forth in Section 6(a) hereof.

“Delisting Event Conversion Date” shall have the meaning set forth in Section 8(a).

“Delisting Event Conversion Right” shall have the meaning set forth in Section 8(a) hereof.

“Delisting Event Redemption Right” shall have the meaning set forth in Section 6(a) hereof.

“DTC” shall mean The Depository Trust Company.

“Event” shall have the meaning set forth in Section 9(f)(ii) hereof.

“Excess Stock” shall have the meaning set forth in Article V of the Charter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 8(a) hereof.

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“Initial Series B Dividend Period” shall have the meaning set forth in Section 3(a) hereof.

“NASDAQ” shall mean the Nasdaq Stock Market or any exchange or quotation system that is a successor to the Nasdaq Stock Market on which the Series B Preferred Stock is listed or quoted.

“NYSE” shall mean the New York Stock Exchange or any exchange or quotation system that is a successor to the New York Stock Exchange on which the Series B Preferred Stock is listed or quoted.

“NYSE Amex” shall mean the NYSE Amex Equities (formerly known as the American Stock Exchange) or any exchange or quotation system that is a successor to the NYSE Amex on which the Series B Preferred Stock is listed or quoted.

“Optional Redemption Right” shall have the meaning set forth in Section 5(c) hereof.

“Ownership Limit” shall have the meaning set forth in Section 2(a) of Article V of the Charter.

“Parity Preferred” shall have the meaning set forth in Section 9(b) hereof.

“Preferred Directors” shall have the meaning set forth in Section 9(b) hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 9(b) hereof.

“REIT” shall have the meaning set forth in Section 1(a)(i) of Article III of the Charter.

“Series A Preferred Stock” shall mean the 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B Dividend Period” shall mean the respective periods commencing on and including March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Series B Dividend Period (other than the Initial Series B Dividend Period and other than the Series B Dividend Period during which any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 (and that is not a Series B Dividend Period of the type contemplated by Section 7(d)), which, solely with respect to the shares of Series B Preferred Stock being redeemed, shall end on and include the redemption date with respect to the shares of Series B Preferred Stock being redeemed).

“Series B Original Issue Date” shall mean the first date on which shares of Series B Preferred Stock are issued and sold.

“Series B Payment Date” shall mean, with respect to each Series B Dividend Period, the fifteenth (15th) day of the month following the month in which such Series B Dividend Period has ended (March, June, September and December of each year), commencing on September 15, 2012.

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“Series B Preferred Stock” shall mean the 7.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 nor fewer than 10 days prior to the applicable Series B Payment Date.

“Share Cap” shall have the meaning set forth in Section 8(a) hereof.

“Share Split” shall have the meaning set forth in Section 8(a) hereof.

“Special Optional Redemption Rights” shall have the meaning set forth in Section 6(b) hereof.

“Stock” shall have the meaning set forth in Section 1(b) of Article V of the Charter.

“Total Distributions” shall have the meaning set forth in Section 3(g) hereof.

Section 3.             Dividends and Distributions.

(a)          Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series B Preferred Stock as to dividends, the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share, per annum. Dividends on the Series B Preferred Stock shall accumulate daily and be cumulative from and including the Series B Original Issue Date and shall be payable quarterly in arrears on each Series B Payment Date for the related Series B Dividend Period, commencing September 15, 2012, to all holders of record on the applicable Series B Record Date; provided, however, that if any Series B Payment Date is not a Business Day, the dividend which would otherwise have been payable on such Series B Payment Date may be paid or set aside for payment on the next succeeding Business Day with the same force and effect as if paid or set aside on such Series B Payment Date, and no interest, additional dividends or other sums shall accumulate on the amount so payable from such Series B Payment Date to such next succeeding Business Day.

The initial dividend payable on the Series B Preferred Stock will cover the period from and including the Series B Original Issue Date through August 31, 2012 (the “Initial Series B Dividend Period”) and will be paid on September 15, 2012.  The amount of any dividend payable on the Series B Preferred Stock for each full Series B Dividend Period (except for the Initial Series B Dividend Period) shall be computed by dividing $1.96875 by four (4), regardless of the actual number of days in such full Series B Dividend Period.  The amount of any dividend payable on the Series B Preferred Stock for the Initial Series B Dividend Period or any partial Series B Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record of the Series B Preferred Stock as they appear in the stockholder records of the Corporation at the close of business on the applicable Series B Record Date.  Notwithstanding any provision to the contrary contained herein, the dividend payable on each share of Series B Preferred Stock outstanding on a Series B Record Date shall be equal to the dividend payable on each other share of Series B Preferred Stock that is outstanding on such Series B Record Date, and no holder of any share of Series B Preferred Stock shall be entitled to receive any dividends paid or payable on the Series B Preferred Stock with a Series B Record Date before the date such share of Series B Preferred Stock is issued.

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(b)          No dividends on the Series B Preferred Stock shall be authorized, paid or set apart for payment by the Corporation at any time that the terms and conditions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)          Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accumulate with respect to any Series B Dividend Period whether or not (i) the terms and conditions of any laws or agreements referred to in Section 3(b) hereof at any time prohibit the current payment of dividends on the Series B Preferred Stock, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such dividends or (iv) such dividends are declared by the Corporation.  No interest or sum in lieu of interest shall be payable in respect of any accumulated but unpaid dividend on the Series B Preferred Stock.

(d)          Except as provided in Section 3(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property shall be declared or made on or with respect to the Common Stock or any other class or series of equity securities of the Corporation ranking, as to dividends, junior to or on a parity with the Series B Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of equity securities of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up) for any period, nor shall any shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking, as to dividends and other distributions, on a parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of any class or series of equity securities of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up and except for the acquisition of shares made pursuant to Section 2 of Article V of the Charter), unless full cumulative dividends on the Series B Preferred Stock for all past Series B Dividend Periods shall have been or contemporaneously are paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e)          When dividends are not declared and paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and any other class or series of equity securities ranking, as to dividends, on a parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series B Preferred Stock shall be allocated pro rata to the holders of shares of Series B Preferred Stock and each such other class or series of equity securities so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such other class or series of equity securities (which shall not include any amount in respect of unpaid dividends on such other class or series of equity securities for prior Series B Dividend Periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other.

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(f)          Holders of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or Stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein.  Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares which remains payable.

(g)          If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Stock shall be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of Series B Preferred Stock for the year and the denominator of which will be the Total Distributions.

Section 4.            Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of equity securities of the Corporation ranking, as to liquidation rights, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment.  If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all outstanding shares of other classes or series of equity securities of the Corporation ranking, as to liquidation rights, on a parity with the Series B Preferred Stock in the distribution of assets, the holders of the Series B Preferred Stock and each such other class or series of equity securities ranking, as to liquidation rights, on a parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, no fewer than 30 days and no more than 60 days prior to the first payment date stated therein, to each record holder of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into any other person, corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

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In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of Stock or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series B Preferred Stock will not be added to the Corporation’s total liabilities.

Section 5.             Optional Redemption.

(a)          Series B Preferred Stock shall not be redeemable prior to June 7, 2017, except as provided in Section 5(b), pursuant to Section 2 of Article V of the Charter or as set forth in Section 6 hereof.

(b)          The Corporation may redeem any or all of the outstanding shares of Series B Preferred Stock accordance with the terms and conditions set forth in this Section 5 and Section 7 of these Articles Supplementary at any time, whether before or after June 7, 2017, for a cash redemption price per share equal to $25.00 plus (subject to Section 7(d) hereof) any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date fixed for redemption, without interest, upon notice as provided in Section 7 hereof, if the Board of Directors determines that such redemption is necessary to preserve the status of the Corporation as a qualified REIT.

(c)          On or after June 7, 2017, the Corporation, at its option, upon written notice as provided in Section 7 hereof, may redeem the Series B Preferred Stock, in whole or in part, from time to time, for a cash redemption price per share equal to $25.00, plus (subject to Section 7(d) hereof) any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date fixed for redemption, without interest (the “Optional Redemption Right”).

(d)          The Series B Preferred Stock is subject to the provisions of Section 2 of Article V of the Charter, including, without limitation, the provisions for conversion into shares of Excess Stock and the redemption of shares of Excess Stock and shares transferred, or attempted to be transferred, in violation of such provisions.  In addition to the redemption rights set forth in Section 2 of Article V of the Charter, shares of Excess Stock issued upon conversion of shares of Series B Preferred Stock may be redeemed, in whole or in part, at any time when outstanding shares of Series B Preferred Stock are being redeemed, for a cash redemption price per share equal to the $25.00 liquidation preference per share, plus (subject to Section 7(d) hereof) any accumulated and unpaid dividends on the shares of Series B Preferred Stock that were converted into such shares of Excess Stock prior to such redemption and all dividends that, but for such conversion into shares of Excess Stock, would have accumulated and been unpaid on the shares of Series B Preferred Stock so converted (whether or not declared) to, but not including, the date fixed for redemption, without interest.  If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as Series B Preferred Stock are being redeemed.

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Section 6.             Special Optional Redemption by the Corporation.

(a)          At any time (whether before or after June 7, 2017) that both (i) the Series B Preferred Stock is not listed or quoted on the NYSE, the NYSE Amex or the NASDAQ and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but any shares of Series B Preferred Stock are outstanding (the occurrence of clauses (i) and (ii) is referred to as a “Delisting Event”), the Corporation will have the option, upon written notice provided in accordance with Section 7 hereof, to redeem the outstanding shares of Series B Preferred Stock, in whole or in part, within 90 days after the date of the Delisting Event, for a cash redemption price per share equal to $25.00, plus (subject to Section 7(d) hereof) any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date such shares are redeemed as provided in this Section 6(a) (a “Delisting Event Redemption Right”).

(b)          Upon the occurrence of a Change of Control, the Corporation will have the option, upon written notice provided in accordance in Section 7 hereof, to redeem the outstanding shares of Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for a cash redemption price per share equal to $25.00 plus (subject to Section 7(d) hereof) any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date such shares are redeemed as provided in this Section 6(b) (a “Change of Control Redemption Right” and, together with the Delisting Event Redemption Right, the “Special Optional Redemption Rights”).

A “Change of Control” occurs when, after the Series B Original Issue Date, the following have occurred and are continuing:

(i)          the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of Stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of Stock entitled to vote generally in the election of directors (and such a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)          following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed or quoted on the NYSE, the NYSE Amex or the NASDAQ.

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Section 7.             Additional Provisions Relating to Optional Redemption and Special Optional Redemption by the Corporation.

(a)          Notice of redemption pursuant to Section 5 or Section 6 shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not less than 30 days nor more than 60 days prior to the redemption date and, in the case of a Special Optional Redemption, prior to the date fixed for conversion pursuant to Section 8 hereof, addressed to the respective holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to a holder to whom notice was defective or not given.  A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice.  In addition to any information required by law or the rules of any exchange upon which Series B Preferred Stock may be listed or quoted, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the total number of shares of Series B Preferred Stock to be redeemed (and, if fewer than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder); (iv) the place or places where the shares of Series B Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Corporation requires in connection with such redemption; (v) if the Series B Preferred Stock is being redeemed pursuant to the Special Optional Redemption Rights, that the Series B Preferred Stock is being redeemed in connection with the occurrence of a Delisting Event or a Change of Control, as applicable, and if in connection with the occurrence of a Change of Control, a brief description of the transaction or transactions constituting such Change of Control; (vi) if a Delisting Event or a Change of Control has occurred, that holders of the shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Delisting Event or Change of Control, as applicable, and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related redemption date instead of converted on the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable; and (vii) that dividends on the shares of Series B Preferred Stock designated for redemption shall cease to accumulate on such redemption date.

(b)          If (i) notice of redemption of any shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any Series B Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price of $25.00 per share, plus all accumulated and unpaid dividends, then, from and after the redemption date provided in the related notice of redemption: (w) all dividends on the shares of Series B Preferred Stock designated for redemption in the notice shall cease to accumulate; (x) all rights of the holders of such shares Series B Preferred Stock designated for redemption will cease and terminate, except the right to receive the redemption price therefor, without interest; (y) such shares of Series B Preferred Stock designated for redemption shall not be transferred except with the consent of the Corporation; and (z) such shares of Series B Preferred Stock designated for redemption shall no longer be outstanding for any purpose whatsoever.

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(c)          Unless full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Series B Dividend Periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock (except by exchange for equity securities of the Corporation ranking, as to dividends and upon liquidation, junior to the Series B Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series B Preferred Stock or any other class or series of equity securities of the Corporation by the Corporation in accordance with the terms of Section 5(b) hereof or Section 2 of Article V of the Charter or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

(d)          If a redemption date falls after a Series B Record Date and on or prior to the corresponding Series B Payment Date, each holder of shares of Series B Preferred Stock at the close of business on such Series B Record Date shall be entitled to the dividend payable on such shares on the corresponding Series B Payment Date, notwithstanding the redemption of such shares on or prior to such Series B Payment Date, but each holder of shares of Series B Preferred Stock that are redeemed on such redemption date will be entitled to the dividends, if any, accruing after the end of the Series B Dividend Period to which such Series B Payment Date relates to, but not including, the date of redemption.

(e)          For purposes of clause (b)(ii) above, funds shall be deposited in trust with a bank or trust corporation and shall be irrevocable except that:

(i)          the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)         any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(f)          If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Board of Directors that will not result in a violation of Section 2 of Article V of the Charter.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Stock would own shares of Series B Preferred Stock in excess of the Ownership Limit, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will violate the Ownership Limit subsequent to such redemption.

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Section 8.             Conversion Rights.

(a)          Upon the occurrence of a Delisting Event or a Change of Control, as applicable, unless the holders of the Series B Preferred Stock receive Alternative Form Consideration pursuant to this Section 8(a), each holder of shares of Series B Preferred Stock shall have the right, subject to Section 8(k), to convert all or part of the Series B Preferred Stock held by such holder (with respect to a Delisting Event, the “Delisting Event Conversion Right” and, with respect to a Change of Control, the “Change of Control Conversion Right”) on the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of $25.00 plus (subject to Section 8(c) hereof) the amount of any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, by (ii) the Common Stock Price and (B) 8.2021 (as adjusted pursuant to the immediately succeeding paragraph, the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series B Preferred Stock shall not exceed 18,864,830 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series B Preferred Stock increases after the Series B Original Issue Date (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Delisting Event or Change of Control, as applicable, pursuant to, or in connection with, which shares of Common Stock shall be converted into cash, securities or other property or assets, including any combination thereof (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock (subject to the immediately succeeding paragraph) the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of Common Stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control, as applicable (the “Alternative Conversion Consideration” and, together with the Common Share Conversion Consideration, the “Conversion Consideration”).

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If holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with the Delisting Event or Change of Control, as applicable, the consideration that the holders of Series B Preferred Stock shall receive shall be the form of consideration elected by the holders of a plurality of the shares of Common Stock held by stockholders who participate in the election and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Delisting Event or Change of Control, as applicable.

The “Change of Control Conversion Date” with respect to any Change of Control shall be a Business Day fixed by the Board of Directors that is not fewer than 20 days and not more than 35 days after the date on which the Corporation provides notice of the Change of Control pursuant to Section 8(d). The “Delisting Event Conversion Date” with respect to any Delisting Event shall be a Business Day fixed by the Board of Directors that is not fewer than 20 days and not more than 35 days after the date on which the Corporation provides notice of such Delisting Event pursuant to Section 8(d).

The “Common Stock Price” for any Change of Control shall be (i) if the consideration to be received in the Change of Control by the holders of the shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, and (ii) if the consideration to be received in the Change of Control by the holders of the shares of Common Stock is other than solely cash, the average of the closing prices per share of Common Stock on the NYSE, the NYSE Amex or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control. The “Common Stock Price” for any Delisting Event shall be the average of the closing prices per share of Common Stock on the NYSE, the NYSE Amex or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

(b)          No fractional shares of Common Stock shall be issued upon the conversion of Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)          If a Change of Control Conversion Date or a Delisting Event Conversion Date (either, a “Conversion Date”) falls after a Series B Record Date and on or prior to the corresponding Series B Payment Date, each holder of shares of Series B Preferred Stock at the close of business on such Series B Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Series B Payment Date in accordance with Section 3 hereof, notwithstanding the conversion of such shares on or prior to such Series B Payment Date, but the Conversion Rate shall be calculated to include the dividends, if any, accumulating after the end of the Series B Dividend Period to which such a Series B Payment Date relates to, but not including, the Conversion Date.

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(d)          Within 15 days following the occurrence of a Delisting Event or a Change of Control, as applicable, a notice of the occurrence of the Delisting Event or the Change of Control, as applicable, describing the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, shall be delivered to the holders of record of the outstanding shares of Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. No failure to give such a notice or any defect thereto or in the mailing thereof shall affect the sufficiency of the notice or validity of the proceedings for the conversion of any share of Series B Preferred Stock except as to the holder to whom notice was defective or not given. A notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received such notice. Each notice shall state: (i) the events constituting the Delisting Event or the Change of Control, as applicable; (ii) the date of the Delisting Event or the Change of Control, as applicable; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable; (iv) the method and period for calculating the Common Stock Price; (v) the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable; (vi) that if, prior to the applicable Conversion Date, the Corporation provides notice of its election to redeem all or any portion of the Series B Preferred Stock, the holder will not be able to convert the shares of Series B Preferred Stock called for redemption, and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Delisting Event Conversion Right or the Change of Control Conversion Right, as applicable; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock converted; (viii) the name and address of the paying agent and the conversion agent (the “Conversion Agent”); and (ix) the procedures that the holders of Series B Preferred Stock must follow to exercise the Delisting Event Conversion Right or the Change of Control Conversion Right, as applicable.

(e)          The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(d) above to the holders of record of Series B Preferred Stock.

(f)          In order to exercise the Delisting Event Conversion Right or the Change of Control Conversion Right, as applicable, a holder of record of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the applicable Conversion Date, the certificates, if any, representing any certificated shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents the Corporation reasonably requires in connection with such conversion, to the Conversion Agent. Such notice shall state: (i) the relevant Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and (ii) the number of shares of Series B Preferred Stock to be converted. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of DTC.

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(g)          Holders of Series B Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or a Change of Control Conversion Right, as applicable (in whole or in part), by a written notice of withdrawal delivered to the Conversion Agent prior to the close of business on the Business Day prior to the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall instead comply with applicable procedures of DTC.

(h)          Shares of Series B Preferred Stock as to which the Delisting Event Conversion Right or the Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or the Change of Control Conversion Right, as applicable, on the related Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, unless, prior to the applicable Delisting Event Conversion Date or the Change of Control Conversion Date, the Corporation provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to its Optional Redemption Right or Special Optional Redemption Rights.

(i)          The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable.

(j)          In connection with the exercise of any Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into Conversion Consideration.

(k)          Notwithstanding anything to the contrary in this Section 8, no holder of Series B Preferred Stock will be entitled to exercise a Delisting Event Conversion Right or Change of Control Conversion Right or convert any shares of Series B Preferred Stock into shares of Common Stock to the extent that receipt of shares of Common Stock upon the conversion of such shares of Series B Preferred Stock in accordance with this Section 8 would cause such person or any other person to violate Section 2 of Article V of the Charter.

Section 9.             Voting Rights.

(a)          Holders of the Series B Preferred Stock shall not have any voting rights except as set forth in this Section 9.

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(b)          Whenever dividends on any outstanding shares of Series B Preferred Stock are in arrears, whether or not declared, for six or more Series B Dividend Periods, whether or not such Series B Dividend Periods are consecutive (a “Preferred Dividend Default”), the holders of Series B Preferred Stock (voting separately as a class with all other classes and series of preferred stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (the “Parity Preferred”)) will have the exclusive power to vote for the election of a total of two additional directors (the “Preferred Directors”), at any special meeting of the Corporation’s stockholders called for the purpose of electing Preferred Directors in accordance with this Section 9 and at each subsequent annual meeting of the Corporation’s stockholders, until all dividends accumulated on the outstanding shares of Series B Preferred Stock for all past Series B Dividend Periods and the then-current Series B Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Unless the number of the Corporation’s directors has previously been increased pursuant to the terms of any class or series of Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, the number of the Corporation’s directors shall automatically increase by two at such time as holders of Series B Preferred Stock become entitled to vote in the election of the Preferred Directors. Unless shares of Parity Preferred remain outstanding and entitled to vote in the election of Preferred Directors, the term of office of each Preferred Director will terminate, and the number of the Corporation’s directors shall automatically decrease by two, when all accumulated dividends on outstanding shares of Series B Preferred Stock for all past Series B Dividend Periods and the then-current Series B Dividend Period have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. If the right of holders of Series B Preferred Stock to elect the Preferred Directors terminates after the record date for the determination of holders of shares of Series B Preferred Stock entitled to vote in any election of Preferred Directors but before the closing of the polls in such election, holders of shares of Series B Preferred Stock outstanding as of such record date shall not be entitled to vote in the election of any Preferred Directors. The right of the holders of Series B Preferred Stock to elect the Preferred Directors shall again vest if and whenever dividends are in arrears for six Series B Dividend Periods, as described above. In no event shall the holders of Series B Preferred Stock be entitled to nominate or elect an individual as a Preferred Director, and no individual shall be qualified to be nominated for election or to serve as a Preferred Director, if the individual’s service as a Preferred Director would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of Stock is listed or quoted.

(c)          The Preferred Directors shall be elected by a plurality of the votes cast in the election of such directors, and each Preferred Director will serve until the next annual meeting of the Corporation’s stockholders and until his or her successor is duly elected and qualifies, or until such director’s term of office terminates as set forth in Section 9(b). Any director elected by the holders of Series B Preferred Stock and any class or series of Parity Preferred may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series B Preferred Stock and all classes and series of Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote in the election of the Preferred Directors, voting together as a single class.

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(d)          At any time that holders of Series B Preferred Stock have the right to elect Preferred Directors as described in this Section 9 but such directors have not been elected, the Corporation’s secretary must call a special meeting for the purpose of electing the Preferred Directors upon the written request of the holders of record of 10% of the outstanding shares of Series B Preferred Stock and all series of Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote together as a single class with respect to the election of Preferred Directors, unless such a request is received fewer than 90 days before the date fixed for the next annual meeting of the Corporation’s stockholders or next special meeting of the Corporation’s stockholders, in which case, the Preferred Directors shall be elected at the earlier of the next annual meeting of the Corporation’s stockholders or next special meeting of the Corporation’s stockholders.

(e)          So long as any shares of Series B Preferred Stock remain outstanding, the approval of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and any series of Parity Preferred entitled to vote together with the holders of Series B Preferred Stock on such matter (voting together as a separate class) shall be required to: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of equity securities having a preference as to dividends or other distributions, whether upon liquidation, dissolution or winding up, that is senior to the Series B Preferred Stock, reclassify any authorized Stock into such equity securities or create, authorize or issue any obligation or security convertible or exchangeable into, or evidencing the right to purchase, any such equity securities or (ii) except as provided in Section 9(f) below, amend, alter or repeal any provision of the Charter (whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise) so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock.

(f)          The following actions shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock:

(i)          an increase in the number of authorized or issued shares of Common Stock or preferred stock without further designation as to class or series or the creation or issuance of any class or series of equity securities, in each case ranking, as to dividends and upon the liquidation, dissolution or winding up of the Corporation on a parity with, or junior to, the Series B Preferred Stock; or

(ii)         an amendment, alteration or repeal of any provision of the Charter, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or other business combination (an “Event”), (x) if the Series B Preferred Stock (or securities of any successor person or entity to the Corporation into which the Series B Preferred Stock has been converted) remains outstanding with the terms thereof unchanged in all material respects or the holders of shares of Series B Preferred Stock receive securities of a successor person or entity with substantially identical rights as those of the Series B Preferred Stock, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, or (y) if the holders of the Series B Preferred Stock shall receive in connection with such Event an amount of cash per share of Series B Preferred Stock equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date of such Event (except that, if date of such an Event falls after a Series B Record date and on or prior to the corresponding Series B Payment Date, no additional amount for such accumulated and unpaid dividend shall be included in such sum and each holder of shares of Series B Preferred Stock at the close at business on such Series B Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Series B Payment Date in accordance with Section 3 hereof ).

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(g)          Notwithstanding the foregoing, holders of any Parity Preferred shall not be entitled to vote together as a class with the holders of Series B Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series B Preferred Stock and such Parity Preferred equally. On any matter in which the Series B Preferred Stock may vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast one vote.

(h)          The foregoing voting provisions of this Section 9 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption, in each case, in accordance with the provisions hereof.

(i)          Except as expressly stated herein, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including, without limitation, any merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences, privileges or voting power of the holders of the Series B Preferred Stock.

Section 10.          Information Rights.

During any period during which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Corporation would have been required to file with the Commission, pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which the Corporation would have been required to file such reports with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were an “accelerated filer” within the meaning of the Exchange Act as in effect on the Series B Original Issue Date, and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series B Preferred Stock.

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Section 11.         Conversion.

The Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except in accordance with Section 8 hereof and Section 2 of Article V of the Charter.

Section 12.         Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Series B Preferred Stock shall rank (i) senior to all classes or series of the Corporation’s Common Stock and to all other equity securities issued by the Corporation, the terms of which expressly provide that such securities rank junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (ii) on a parity with the Series A Preferred Stock and all equity securities issued by the Corporation, the terms of which expressly provide that such securities rank on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (iii) junior to all equity securities issued by the Corporation, the terms of which expressly provide that such securities rank senior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation and (iv) junior to all the Corporation’s existing and future indebtedness (including indebtedness convertible to Common Stock or preferred stock) and the indebtedness of the Corporation’s existing subsidiaries and any future subsidiaries.  All Series B Preferred Stock shall rank on a parity with one another and shall be identical in all respects.

Section 13.         Restrictions on Ownership and Transfer of Series B Preferred Stock.

The Series B Preferred Stock is subject to the terms and conditions (including any applicable exceptions and exemptions) of Article V of the Charter.  All shares of Series B Preferred Stock shall include the legend provided in Section 2(e)(iv) of Article V of the Charter.

Section 14.         Status of Acquired Shares of Series B Preferred Stock.

All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued Common Stock, without further designation as to class or series.

Section 15.         Record Holders.

The Corporation may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary. Except as may be otherwise provided by the Board of Directors (and except in connection with a global certificate held by a securities depositary), holders of Series B Preferred Stock are not entitled to certificates representing the Series B Preferred Stock held by them.

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Section 16.         Sinking Fund.

The Series B Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 17.         Exclusion of Other Rights.

The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these terms of the Series B Preferred Stock.

Section 18.         Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 19.         Severability of Provisions.

If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth in the Charter (including these Articles Supplementary) which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

SECOND: The Series B Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned President of the Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 1st day of June 2012.

ATTEST:	MONMOUTH REAL ESTATE INVESTMENT CORPORATION

/s/ Elizabeth Chiarella	By:	/s/ Eugene W. Landy	(SEAL)
Name: Elizabeth Chiarella		Name: Eugene W. Landy
Title: Secretary		Title: President

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